Exhibit 99.1

PRESS RELEASE

LARRY C. GLASSCOCK ELECTED CHAIRMAN;

SUCCEEDS LEONARD D. SCHAEFFER

Indianapolis, IN – November 30, 2005 – WellPoint, Inc. (NYSE: WLP) announced today that its Board of Directors has elected Larry C. Glasscock as chairman of the board. Glasscock will now serve as chairman, president and chief executive officer of WellPoint.

Glasscock succeeds Leonard D. Schaeffer who resigned as chairman of the WellPoint board and as a board member a year after the merger of Anthem, Inc. and WellPoint Health Networks Inc.

“As our board chairman, Leonard Schaeffer helped guide the new WellPoint through its first year and I am grateful for his vision and leadership. The integration of our two companies has gone very smoothly,” said Glasscock. “We are squarely focused upon our future and are well positioned to deliver products that meet our customer’s health care needs and service levels that exceed their expectations. By providing individuals and families with the tools and information they need to make informed decisions, we can help improve lives and make quality health care more affordable. Leonard has been a visionary in helping prepare for that future.”

“When we merged our two companies in November of 2004, both Larry and I envisioned a new WellPoint that would be the nation’s leading health benefits company. I believe we accomplished what we set out to do. The fact that we were able to undertake a significant transaction such as the pending acquisition of WellChoice at this time is a clear indication of how well things have gone,” said Schaeffer. “The management team that Larry put in place represents the best talent from each of the two former companies and the strategic plan recently approved by the board will serve as the company’s roadmap to future success. I firmly believe the company is on the right course, with the right leadership and is very well prepared for achieving future success.”

“Therefore, I have decided that the time is right for me to focus on contributing to the development of sustainable public policy solutions for our nation’s most pressing health care issues. In addition, my departure from the board at this time makes it possible to add a new member without increasing the overall size of the board and that is an important consideration when adhering to good corporate governance practices. The timing is important now as the terms of the pending merger with WellChoice call for a member of their board to join the WellPoint board when that transaction closes.”

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Contacts:

Investor Relations

Tami Durle, (317) 488-6390

Media

James Kappel, (317) 488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

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